Exhibit 99.1

DocuSign Announces Change to Location and Format of 2020 Annual Meeting of Stockholders

San Francisco, May 15, 2020 – DocuSign, Inc. (NASDAQ:DOCU) (“DocuSign”), which offers the world's #1 eSignature solution as part of the DocuSign Agreement Cloud, today announced that it will be holding its Annual Meeting of Stockholders (the “Annual Meeting”) as a virtual-only meeting due to the public health impact of the novel coronavirus (COVID-19) pandemic, and to support the health and well-being of DocuSign’s stockholders and other meeting participants. As previously announced, the meeting will be held on Friday, May 29, 2020 at 9:00 a.m. Pacific Time.

In order to participate in the Annual Meeting, please visit: https://web.lumiagm.com/288545721. Participants may begin logging into the Annual Meeting at 08:00 a.m. Pacific Time on May 29, 2020. In order to attend, vote and submit questions at the Annual Meeting, stockholders must enter their 11-digit voter control number and the meeting password, which is docusign2020 (case sensitive). Stockholders who hold their shares through a bank, broker or other nominee must contact their bank, broker or other nominee to request a valid legal proxy.

After obtaining a valid legal proxy from your broker, bank or other agent, to register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 19, 2020.
Whether or not they plan to attend the Annual Meeting, all stockholders as of March 31, 2020, the record date, may also vote in advance of the meeting until 11:59 p.m. Eastern Time on May 28, 2020 at www.voteproxy.com or by using one of the other methods described in the proxy materials for the Annual Meeting filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2020. Stockholders who have already voted, and who do not wish to change their vote, do not need to vote again.

Further information regarding this change to the location and format of the Annual Meeting can be found in the supplemental proxy materials filed by DocuSign with the SEC on May 15, 2020.
About DocuSign, Inc.
DocuSign helps organizations connect and automate how they prepare, sign, act on, and manage agreements. As part of the DocuSign Agreement Cloud, DocuSign offers eSignature, the world's #1 way to sign electronically on practically any device, from almost anywhere, at any time. Today, more than half a million customers and hundreds of millions of users in over 180 countries use DocuSign to accelerate the process of doing business and to simplify people's lives.

For more information, visit www.docusign.com.
Copyright 2020. DocuSign, Inc. is the owner of DOCUSIGN® and all its other marks (www.docusign.com/IP).

Media Contact

Investor Relations:
Annie Leschin
VP Investor Relations
investors@docusign.com

Media Relations:
Adrian Wainwright
Head of Communications
media@docusign.com